Exhibit 99.1

Covetrus Announces Financial Results for Fourth Quarter and Full-Year of 2021

•Fourth quarter 2021 net sales of $1.12 billion, unchanged year-over-year; GAAP net loss attributable to Covetrus of $(3) million
◦Non-GAAP organic net sales growth of 2% year-over-year
◦Non-GAAP adjusted EBITDA increased 13% year-over-year to $63 million

•Full-year 2021 net sales of $4.58 billion, an increase of 5% year-over-year; GAAP net loss attributable to Covetrus of $(54) million
◦Non-GAAP organic net sales growth of 5% year-over-year
◦Non-GAAP adjusted EBITDA increased 8% year-over-year to $244 million

•2022 non-GAAP organic net sales growth guidance of 7% to 8% and non-GAAP adjusted EBITDA guidance in the range of $270 million to $280 million

PORTLAND, Maine -- February 24, 2022 — Covetrus® (Nasdaq: CVET), a global leader in animal-health technology and services, today announced financial results for the fourth quarter and full-year of 2021, which ended December 31, 2021.

“2021 marked another year of continued progress for Covetrus where we accelerated our pace of innovation, delivered enhanced value to our veterinary practice customers and channel partners, and secured new business as we continued to drive adoption of our technology platform,” said Ben Wolin, Covetrus president and CEO. “We enter 2022 with momentum and visibility alongside an impressive slate of upcoming product launches, including Covetrus Pulse, that we believe will not only drive better outcomes for our customers but also help accelerate our growth, expand our margins, and further solidify our global technology leadership position in the attractive animal health market."

Exhibit 99.1

Summary Operating Results (Unaudited)

	Three Months Ended		Years Ended
(In millions, except per share data)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net sales	$1,122	$1,121	$4,575	$4,339
Income (loss) before taxes	$(10)	$(16)	$(54)	$(24)
Net income (loss) attributable to Covetrus	$(3)	$(4)	$(54)	$(19)
Diluted earnings (loss) per share (EPS)	$(0.02)	$(0.04)	$(0.39)	$(0.22)

Non-GAAP Measures: (a)
Organic net sales growth	2%		5%
Non-GAAP Adjusted EBITDA	$63	$56	$244	$226
Non-GAAP Adjusted net income attributable to Covetrus	$36	$28	$132	$108
(a) Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for non-GAAP financial items to the most directly comparable GAAP financial items are provided under Reconciliation of Non-GAAP Financial Measures at the end of this release.

Fourth Quarter 2021 Results

Net sales for the fourth quarter of 2021 were $1.12 billion, unchanged compared to the fourth quarter of 2020. Non-GAAP organic net sales growth, which adjusts for changes in foreign exchange and the impact of mergers, acquisitions and divestiture activity, was 2% year-over-year, reflecting healthy companion animal end-market demand across many of the Company's markets and continued strong growth in prescription management in North America. These positive trends were partially offset by the previously disclosed challenges in the Company's U.K. and German businesses in Europe, which negatively impacted non-GAAP organic net sales growth by approximately 600 basis points year-over-year.
Net loss attributable to Covetrus in the fourth quarter of 2021 was $(3) million, or a loss of $(0.02) per diluted share, which compared to net loss attributable to Covetrus in the fourth quarter of 2020 of $(4) million, or $(0.04) per diluted share.

Non-GAAP adjusted EBITDA was $63 million for the fourth quarter of 2021 versus $56 million in the prior year period. The 13% year-over-year increase reflects strong performance in North America and APAC & Emerging Markets, partially offset by a decrease in Europe as a result of the challenges in the Company's U.K. and German businesses. Non-GAAP adjusted EBITDA margin was 5.6% for the fourth quarter of 2021, an increase of 60 basis points year-over-year.

Non-GAAP adjusted net income attributable to Covetrus was $36 million for the fourth quarter of 2021, which compared to $28 million in the prior year period, driven by the same factors impacting non-GAAP adjusted EBITDA discussed above and a decrease in interest expense year-over-year.

Full-Year 2021 Results

Net sales for the year ended December 31, 2021 were $4.58 billion, an increase of 5% compared to the prior year period. Non-GAAP organic net sales growth was 5% year-over-year, reflecting healthy companion animal end-market demand across many of the Company's markets and continued growth in prescription management in North America. These positive trends were partially offset by a decline in sales in Europe, driven by the previously disclosed challenges in the Company's U.K. and German businesses, which more than offset healthy performance across many of our other European markets.

Exhibit 99.1

Net loss attributable to Covetrus for the year ended December 31, 2021 was $(54) million, or a loss of $(0.39) per diluted share, which compared to Net loss attributable to Covetrus of $(19) million, or $(0.22) per diluted share in the prior year period. The primary drivers of the year-over-year decrease were the gain on the sale of the scil animal care business in the prior year period and higher selling, general and administrative expenses, which offset an increase in gross profit versus the prior year period and the benefit from lower interest expense year-over-year.

Non-GAAP adjusted EBITDA was $244 million for the year ended December 31, 2021 versus $226 million in the prior year. The 8% year-over-year increase reflected strong growth in North America and APAC & Emerging Markets, which were partially offset by the impact from increased costs in various corporate functions and the impact of foreign exchange rates on certain intercompany loans. Non-GAAP adjusted EBITDA margin was 5.3% for the year ended December 31, 2021, an increase of 10 basis points year-over-year.

Non-GAAP adjusted net income was $132 million for the year ended 2021, which compared to $108 million in the prior year period, driven by the same factors impacting non-GAAP adjusted EBITDA as well as a decrease in interest expense versus the prior year period.

Fourth Quarter 2021 Segment Financial Highlights

The Company’s operations are organized and reported by geography -- North America, Europe, and APAC & Emerging Markets.

North America

North America segment net sales for the fourth quarter ended December 31, 2021 of $674 million increased 11% compared to the same period of the prior year. Non-GAAP organic net sales growth was 11% year-over-year, including supply chain growth of 9% and prescription management growth of 22%.

North America segment adjusted EBITDA for the fourth quarter ended December 31, 2021 of $57 million increased 27% compared to the same period of the prior year, reflecting strong growth in prescription management profitability, increased penetration of the Company's proprietary products, and disciplined expense management. North America segment adjusted EBITDA margin was 8.5% for the fourth quarter of 2021, an increase of 110 basis points year-over-year, driven by a positive mix shift towards the Company's higher margin businesses, including prescription management.

Europe

Europe segment net sales for the fourth quarter ended December 31, 2021 of $332 million decreased 18% compared to the same period of the prior year. On a non-GAAP organic basis, net sales decreased 13% compared to the same period of the prior year, reflecting the impact from the previously disclosed year-over-year challenges in the Company's U.K. business. Growth in the Company's businesses in Switzerland, Ireland, Poland, and Romania partially offset the sales challenges in the U.K.

Europe segment adjusted EBITDA for the fourth quarter ended December 31, 2021 was $14 million, a decrease of 22% compared to the same period of the prior year. This includes a combined $4 million decline in profitability in the Company's U.K. and German businesses. Europe segment adjusted EBITDA margin was 4.2% for the fourth quarter of 2021, a decrease of 30 basis points year-over-year.

Exhibit 99.1

APAC & Emerging Markets

APAC & Emerging Markets segment net sales for the fourth quarter ended December 31, 2021 of $119 million increased 4% compared to the same period of the prior year. Non-GAAP organic net sales growth was 5% compared to the same period of the prior year. High-single digit growth in Australia was the primary contributor to year-over-year APAC & Emerging Markets growth during the fourth quarter.

APAC & Emerging Markets segment adjusted EBITDA for the fourth quarter ended December 31, 2021 of $11 million increased 22% compared to the same period of the prior year, driven by the positive operating leverage from healthy net sales growth. APAC & Emerging Markets segment adjusted EBITDA margin was 9.2% for the fourth quarter of 2021, an increase of 130 basis points year-over-year.

Financial Position and Liquidity

Covetrus generated $102 million of net cash from operating activities during the year ended December 31, 2021 as compared to $53 million generated during the prior year period. Free cash flow, a non-GAAP financial measure that is defined as cash flow from operating activities less purchases of property and equipment, was $42 million during the year ended December 31, 2021 as compared to $(5) million in the prior year period. The $47 million year-over-year increase in non-GAAP free cash flow primarily reflects an improvement in operating earnings and lower cash interest payments.

As of December 31, 2021, the Company had $183 million in cash and cash equivalents, $1.05 billion in term loan debt, and no borrowings outstanding on its $300 million revolving credit facility. During December 2021, the Company pre-paid $30 million of its required 2022 principal amortization payments, with the next $15 million due on September 30, 2022. The Company ended the year with $481 million in liquidity, comprised of cash and cash equivalents and availability under the Company's revolving credit facility, and was in compliance with the covenants in its credit agreement as of December 31, 2021.

2022 Financial Guidance

Covetrus’ full-year 2022 financial guidance is as follows:

•Organic net sales growth, a non-GAAP financial metric, of 7% to 8%.
•Adjusted EBITDA, a non-GAAP financial metric, of $270 million to $280 million.

The Company has not reconciled its non-GAAP organic net sales growth guidance because the extent to which certain items would be expected to impact GAAP measures but would not impact non-GAAP measures cannot be predicted with a reasonable degree of certainty, including the effect of acquisitions, divestitures, and the foreign exchange fluctuations, and accordingly the reconciliation is not available without unreasonable efforts. The Company has also not reconciled its non-GAAP adjusted EBITDA guidance to GAAP net income because the reconciling items between such GAAP and non-GAAP financial measures, including share-based compensation expense, separation program costs, foreign exchange and other special items, cannot be reasonably predicted due to the uncertainty and inherent difficulty in predicting the occurrence, the financial impact, and the periods in which the non-GAAP adjustments may be recognized. Accordingly, such reconciliation is not available without unreasonable effort. For more information regarding the non-GAAP financial measures discussed in this release, please see the section titled Reconciliation of Non-GAAP Financial Measures for the reconciliations of GAAP financial measures to non-GAAP financial measures.

Exhibit 99.1

Conference Call

The Company will host a conference call to discuss these results and recent business trends at 4:30 p.m. ET on February 24, 2022. Participating in the conference call will be:

•Benjamin Wolin, president and chief executive officer
•Matthew Foulston, executive vice president and chief financial officer

To access the live webcast and the accompanying slide presentation, individuals can visit the Investor Relations page of the Covetrus website: https://ir.covetrus.com/investors/events-and-presentations. An archived edition of the earnings conference call will also be posted on the Covetrus website later that day and will remain available to interested parties via the same link for one year.

The conference call can also be accessed by dialing 866-789-2492 for U.S./Canada participants, or 409-937-8901 for international participants, and referencing confirmation code 6047795. A replay of the conference call will be available for two weeks through March 10, 2022 by dialing 855-859-2056 or 404-537-3406. The replay confirmation code is 6047795.

About Covetrus
Covetrus is a global animal-health technology and services company dedicated to empowering veterinary practice partners to drive improved health and financial outcomes. We are bringing together products, services, and technology into a single platform that connects our customers to the solutions and insights they need to work best. Our passion for the well-being of animals and those who care for them drives us to advance the world of veterinary medicine. Covetrus is headquartered in Portland, Maine with more than 5,700 employees serving over 100,000 customers around the globe. For more information about Covetrus visit https://covetrus.com/.

Forward-Looking Statements
This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We may, in some cases use terms such as "predicts," "believes," "potential," "continue,"
"anticipates," "estimates," "expects," "plans," "intends," "may," "could," "might," "likely," "will,"
"should," or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous risks and uncertainties, and actual results could differ materially from those anticipated due to a number of factors including, but not limited to, the effect of health epidemics, including the COVID-19 pandemic, on our business, results of operation, financial condition and potentially our control procedures, and the success of any measures we have taken or may take in the future in response thereto, including vaccine mandates which may be required in certain jurisdictions where we operate and increased turnover rates and absenteeism of our labor force resulting from those mandates which may impact our ability to continue operations at our distribution centers and pharmacies; the ability to successfully integrate acquisitions, operations and employees; the ability to continue to execute on our strategic plan; the ability to attract and retain key personnel; the ability to achieve performance targets, including managing our growth effectively; the ability to manage relationships with our supplier and distributor network, including negotiating acceptable pricing and other terms with these partners; the ability to attract and retain customers in a price sensitive environment; the ability to maintain quality standards in our technology product offerings as well as associated customer service interactions to minimize loss of existing Customers and attract new Customers; access to financial markets along with changes in interest rates and foreign currency exchange rates; changes in the legislative landscape in which we operate, including potential corporate tax reform, and our ability to adapt to those changes as well as adaptation by the third-parties we are dependent upon

Exhibit 99.1

for supply and distribution; the impact of litigation; the impact of accounting pronouncements, seasonality of our business, leases, expenses, interest expense, and debt; sufficiency of cash and access to liquidity; cybersecurity risks, including risk associated with our dependence on third party service providers as a large portion of our workforce is working from home; and those additional risks discussed under the heading "Risk Factors" in our Annual Report on Form 10-K filed on March 1, 2021, and in our subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2021, June 30, 2021, and September 30, 2021, each of which is on file with the SEC. Our forward-looking statements are based on current beliefs and expectations of our management team and, except as required by law, we undertake no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise. Investors are cautioned not to place undue reliance on these forward-looking statements.

Exhibit 99.1

COVETRUS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)

	December 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$183	$290
Accounts receivable, net of allowance of $4 and $5	480	507
Inventories, net	583	530
Other receivables	75	67
Prepaid expenses and other	30	26
Total current assets	1,351	1,420
Non-current assets:
Property and equipment, net of accumulated depreciation of $135 and $106	144	116
Operating lease right-of-use assets, net	137	117
Goodwill	1,247	1,187
Other intangibles, net of accumulated amortization of $451 and $470	439	555
Investments	49	52
Other non-current assets	43	49
Total assets	$3,410	$3,496
LIABILITIES, MEZZANINE EQUITY, AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$442	$411
Current maturities of long-term debt and other borrowings	32	1
Accrued payroll and related liabilities	63	67
Accrued taxes	24	37
Accrued expenses and other current liabilities	137	175
Total current liabilities	698	691
Non-current liabilities:
Long-term debt and other borrowings, net	1,014	1,068
Deferred income taxes	13	28
Other liabilities	151	136
Total liabilities	1,876	1,923
Commitments and contingencies
Mezzanine equity:
Redeemable non-controlling interests	23	36
Shareholders' equity:
Common stock	1	1
Accumulated other comprehensive loss	(79)	(66)
Additional paid-in capital	2,670	2,629
Accumulated deficit	(1,081)	(1,027)
Total shareholders’ equity	1,511	1,537
Total liabilities, mezzanine equity, and shareholders’ equity	$3,410	$3,496
Common shares authorized, par value of $0.01	$675,000,000	$675,000,000
Common shares issued and outstanding	$138,011,969	$136,017,964

Exhibit 99.1

COVETRUS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data) (Unaudited)

	Three Months Ended		Years Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(Unaudited)
Net sales	$1,122	$1,121	$4,575	$4,339
Cost of sales	910	915	3,717	3,541
Gross profit	212	206	858	798
Operating expenses:
Selling, general and administrative	219	225	881	867
Operating income (loss)	(7)	(19)	(23)	(69)
Other income (expense):
Interest expense, net	(6)	(10)	(32)	(46)
Other, net	3	13	1	91
Income (loss) before taxes	(10)	(16)	(54)	(24)
Income tax benefit (expense)	7	14	—	7
Equity in net earnings of affiliates	—	(1)	—	—
Net income (loss)	$(3)	$(3)	$(54)	$(17)
Net (income) loss attributable to redeemable non-controlling interests	—	(1)	—	(2)
Net income (loss) attributable to Covetrus	$(3)	$(4)	$(54)	$(19)

Earnings (loss) per share attributable to Covetrus:
Basic	$(0.02)	$(0.04)	$(0.39)	$(0.22)
Diluted	$(0.02)	$(0.04)	$(0.39)	$(0.22)
Weighted-average common shares outstanding:
Basic	138	131	137	118
Diluted	138	131	137	118

Exhibit 99.1

COVETRUS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions) (Unaudited)

	Years Ended
	December 31, 2021	December 31, 2020
Cash flows from operating activities:
Net income (loss)	$(54)	$(17)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	171	167
Amortization of right-of-use assets	29	24
Gain on divestiture of a business	—	(73)
Share-based compensation expense	46	40
Benefit for deferred income taxes	(22)	(32)
Amortization of debt issuance costs	6	6
Other	18	4
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	15	(68)
Inventories, net	(65)	106
Other assets and liabilities	(59)	(15)
Accounts payable and accrued expenses	17	(89)
Net cash provided by (used for) operating activities	102	53
Cash flows from investing activities:
Investments in property, equipment, and software	(60)	(58)
Payments related to equity investments and business acquisitions, net of cash acquired	(81)	(54)
Proceeds from divestiture of a business, net	—	103
Proceeds from sale of property and equipment	1	4
Net cash provided by (used for) investing activities	(140)	(5)
Cash flows from financing activities:
Proceeds from revolving line of credit	—	190
Repayment of revolving line of credit	—	(190)
Principal payments of debt	(30)	(122)
Debt issuance and amendment costs	—	(5)
Proceeds from share-based awards	8	12
Tax payments related to share-based awards	(15)	(2)
Proceeds from issuance of Series A preferred stock	—	250
Series A preferred stock issuance costs	—	(6)
Series A preferred stock dividend	—	(6)
Distributions to non-controlling shareholders	(2)	—
Deferred payments related to equity investments and business acquisitions	(13)	(17)
Payments related to the buy-out of non-controlling interests in subsidiaries of Covetrus	(14)	—
Net cash provided by (used for) financing activities	(66)	104
Effect of exchange rate changes on cash and cash equivalents	(3)	8
Net change in cash and cash equivalents	(107)	160
Cash and cash equivalents, beginning of period	290	130
Cash and cash equivalents, end of period	$183	$290

Exhibit 99.1

COVETRUS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions) (Unaudited) (Continued)
	Years Ended
	December 31, 2021	December 31, 2020
Supplemental disclosure of cash payments:
Interest	$22	$40
Income taxes	$27	$24
Amounts included in the measurement of operating lease liabilities	$27	$27
Supplemental disclosures of non-cash investing and financing activities:
Conversion of Series A preferred stock	$—	$245
Right-of-use assets obtained in exchange for new operating lease liabilities	$51	$56
Right-of-use assets obtained in exchange for new financing lease liabilities	$2	$—
Deconsolidation of a subsidiary	$—	$15
Common stock issued in business acquisition	$4	$—

Exhibit 99.1

Segment Adjusted EBITDA

The Company provides adjusted EBITDA by segment as a supplemental measure to GAAP. Adjusted EBITDA by segment is among the primary metrics by which management evaluates the performance of the business. Adjusted EBITDA by segment has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations, including the impact of share-based compensation, strategic consulting, transaction costs, formation of Covetrus expenses, separation programs and executive severance, carve-out operating expenses, certain IT infrastructure expenses necessary to establish ourselves as a newly public company, goodwill impairment charges, capital structure-related fees, equity method investment and non-consolidated affiliates, operating lease right-of-use asset impairments, the proportionate share of the adjustments to EBITDA of consolidated and non-consolidated affiliates where Covetrus ownership is less than 100%, managed exits from businesses we are exiting or closing, and other items, net. The Company does not allocate to its segments expenses managed at the corporate level, such as corporate wages and related benefits, corporate occupancy costs, professional services utilized at the corporate level, and non-recurring expenses. Other companies may not define or calculate adjusted EBITDA by segment in the same way; as a result, adjusted EBITDA by segment may not be comparable to similarly titled measures reported by other companies.

The following tables summarize adjusted EBITDA by segment:

	Three Months Ended
(In millions)	December 31, 2021	% of Respective Net Sales	December 31, 2020	% of Respective Net Sales	$ Change	% Change
North America	$57	8.5%	$45	7.4%	$12	27%
Europe	14	4.2	18	4.5	(4)	(22)
APAC & Emerging Markets	11	9.2	9	7.9	2	22
Corporate	(19)	NM	(16)	NM	(3)	NM
Total Non-GAAP Adjusted EBITDA	$63	5.6%	$56	5.0%	$7	13%

	Years Ended
(In millions)	December 31, 2021	% of Respective Net Sales	December 31, 2020	% of Respective Net Sales	$ Change	% Change
North America	$223	8.2%	$187	7.9%	$36	19%
Europe	71	5.0	72	4.6	(1)	(1)
APAC & Emerging Markets	40	8.7	28	7.0	12	43
Corporate	(90)	NM	(61)	NM	(29)	NM
Total Non-GAAP Adjusted EBITDA	$244	5.3%	$226	5.2%	$18	8%
Numbers in table may not foot or cross-foot due to rounding.

Reconciliation of Non-GAAP Financial Measures

In addition to the financial information presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Company is providing certain non-GAAP financial measures (discussed below). Management uses these measures in the management of our business and believes that they are useful to investors in evaluating our ongoing operating results and trends.

The following tables reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Covetrus management believes that these non-GAAP financial measures provide useful additional information to investors and management

Exhibit 99.1

regarding Covetrus’ results of operations as they provide another measure of Covetrus’ profitability and ability to service its debt, and are considered important to financial analysts covering Covetrus’ industry.

These non-GAAP financial measures have limitations as an analytic tool and should not be considered in isolation or as a substitute for net income or any other measure of financial performance reported in accordance with GAAP. Covetrus’ non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing Covetrus’ performance, it is important to evaluate each adjustment in the reconciliation tables and use adjusted measures in addition to, and not as an alternative to, GAAP measures.

Non-GAAP Organic Net Sales Growth and Segment Organic Net Sales (Unaudited)

Covetrus delivers products, software and technology-enabled services across the globe through three reportable segments: North America, Europe, and APAC & Emerging Markets.

Organic net sales growth is a non-GAAP measure that Covetrus uses to evaluate period-over-period financial performance. The Company believes this non-GAAP financial metric provides useful information to investors and management about the Company's operating results, enhances the overall understanding of past financial performance and future prospects and is a useful measure for period-to-period comparisons. Organic net sales growth excludes the impact of foreign exchange fluctuations, M&A and divestitures, which can impact year-over-year comparisons.

The following tables summarize non-GAAP organic net sales growth for Covetrus and each reportable segment:

Non-GAAP Organic Net Sales (Unaudited)

	Three Months Ended
(In millions)	December 31, 2021	December 31, 2020	% Y/Y Growth	% Change from FX	% Change from Mergers and Acquisitions	% Change from Divestitures	Non-GAAP Organic Net Sales Growth
Net sales:	$1,122	$1,121	—%	(1)%	—%	(1)%	2%
North America	674	606	11%	—%	—%	—%	11%
Europe	332	404	(18)%	(2)%	—%	(3)%	(13)%
APAC & Emerging Markets	119	114	4%	(1)%	—%	—%	5%
Eliminations	(3)	(3)	—%	—%	—%	—%	—%

	Years Ended
(In millions)	December 31, 2021	December 31, 2020	Y/Y Growth	% Change from FX	% Change from Mergers and Acquisitions	% Change from Divestitures	Non-GAAP Organic Net Sales Growth
Net sales:	$4,575	$4,339	5%	2%	—%	(2)%	5%
North America	2,719	2,377	14%	—%	—%	—%	14%
Europe	1,412	1,571	(10)%	4%	—%	(5)%	(9)%
APAC & Emerging Markets	461	402	15%	7%	—%	—%	8%
Eliminations	(17)	(11)	(55)%	—%	—%	—%	—%

Exhibit 99.1

Non-GAAP EBITDA, Adjusted EBITDA, and Adjusted Net Income (Loss)

EBITDA, adjusted EBITDA, and adjusted net income are non-GAAP financial measures used to: (i) aid management and investors with year-over-year comparability, (ii) determine management performance under the Company’s compensation plans, (iii) plan and forecast, (iv) communicate the Company’s financial performance to its board of directors, shareholders, and investment analysts, and (v) understand the Company’s operating performance without regard to items we do not consider a component of the Company’s core ongoing operating performance. Such measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Non-GAAP adjusted EBITDA adjustments include share-based compensation, strategic consulting, transaction costs, formation of Covetrus expenses, separation programs and executive severance, carve-out operating expenses, certain IT infrastructure expenses necessary to establish ourselves as a newly public company, goodwill impairment charges, capital structure-related fees, other impairments, the proportionate share of the adjustments of consolidated and non-consolidated affiliates where Covetrus ownership is less than 100%, and other income and expense items, net. Non-GAAP adjusted net income adjustments include the adjustments listed above along with amortization of intangible assets, and the tax effect of pretax items excluded from adjusted net income attributable to Covetrus is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.

A reconciliation of EBITDA, adjusted EBITDA and adjusted net income to net income (loss) attributable to Covetrus, the most directly comparable GAAP financial measure, is as follows:

	Three Months Ended
(In millions)	December 31, 2021	December 31, 2020
Net income (loss) attributable to Covetrus	$(3)	$(4)
Plus: Depreciation and amortization	43	42
Plus: Interest expense, net	6	10
Plus: Income tax (benefit) expense	(7)	(14)
EBITDA	39	34
Plus: Share-based compensation	7	10
Plus: Strategic consulting	4	7
Plus: Transaction costs	—	1
Plus: Separation programs and executive severance	9	7
Plus: IT infrastructure	—	2
Plus: Formation of Covetrus	—	3
Plus: Equity method investments and non-consolidated affiliates	1	1
Plus: Other impairments	6	—
Plus: Other items, net	(3)	(9)
Non-GAAP Adjusted EBITDA	63	56
Depreciation and amortization	(43)	(42)
Amortization of acquired intangibles	34	34
Interest expense, net	(6)	(10)
Non-GAAP Adjusted income before taxes	48	38
Adjusted income tax expense	(12)	(10)
Non-GAAP Adjusted net income attributable to Covetrus	$36	$28
Below is a listing of adjustments to EBITDA included in the reconciliation above for the three months ended December 31, 2021 and 2020:

Exhibit 99.1

Separation programs and executive severance -
•2021: Includes $8 million related to our organizational rationalization in Germany and the U.K., as well as executive severance
•2020: Includes $7 million related to our North America segment commercial organizations alignment
Other impairments -
•2021: Includes $6 million related to customer relationships intangible impairments as the asset groups were not recoverable due a significant reduction in cash flows
Other items, net -
•2020: Includes a $6 million mark-to-market adjustment for immaterial put and call options

	Years Ended
(In millions)	December 31, 2021	December 31, 2020
Net income (loss) attributable to Covetrus	$(54)	$(19)
Plus: Depreciation and amortization	171	167
Plus: Interest expense, net	32	46
Plus: Income tax (benefit) expense	—	(7)
EBITDA	149	187
Plus: Share-based compensation	46	40
Plus: Strategic consulting	20	20
Plus: Transaction costs	3	8
Plus: Separation programs and executive severance	14	17
Plus: IT infrastructure	—	4
Plus: Formation of Covetrus	2	19
Plus: Capital structure	—	2
Plus: Equity method investment and non-consolidated affiliates	3	2
Plus: Other impairments	7	8
Plus (less): Other items, net	—	(81)
Non-GAAP Adjusted EBITDA	244	226
Depreciation and amortization	(171)	(166)
Amortization of acquired intangibles	137	135
Interest expense, net	(32)	(47)
Non-GAAP Adjusted income before taxes	178	148
Adjusted income tax expense	(46)	(40)
Non-GAAP Adjusted net income attributable to Covetrus	$132	$108

Below is a listing of adjustments to EBITDA included in the reconciliation above for the years ended December 31, 2021 and 2020:
Share-based compensation - Stock-based compensation is a non-cash expense.

Strategic consulting - Related to third-party consulting services. Included within this line item are variable performance fees earned for services rendered under a third-party consulting agreement. This agreement was amended in April 2021 and, in connection with such amendment, the services were completed and fees were fully accrued for as of June 30, 2021.

Transaction costs - Includes legal, accounting, tax, and other professional fees incurred in connection with contemplated and completed acquisitions and divestitures. The completion of acquisitions and divestitures is often dependent on factors that may be outside of our control and unrelated to us or to the continuing

Exhibit 99.1

operations of the acquired or divested business. In addition, the amount of acquisition-related cost is generally driven by the complexity inherent in the transaction and may not necessarily indicate the future costs of the acquired business. Excluding transaction-related costs allows for a better the comparison of our historical performance.

Formation of Covetrus - Includes professional and consulting fees, duplicative costs associated with transition service agreements, and other costs incurred in connection with the separation from Former Parent and establishing Covetrus as an independent public company.

Separation programs and executive severance -
•2021: Includes $8 million related to our organizational rationalization in Germany and the U.K., as well as executive severance.
•2020: Includes $6 million related to our France managed exit of our distribution business specializing in medicines, pet food, equipment, and services for veterinary clinics beginning in the third quarter of 2020 as well as executive severance.

IT infrastructure - Includes IT costs we consider initial costs of setting up our IT needs as a new company. These IT costs are distinct from recurring IT infrastructure costs which are included within our Adjusted EBITDA.

Equity method investment and non-consolidated affiliates - Includes the proportionate share of the adjustments to EBITDA of consolidated and non-consolidated affiliates where Covetrus ownership is less than 100%.

Other impairments -
•2021: Includes $6 million related to customer relationships intangible impairments as the asset groups were not recoverable due a significant reduction in cash flows
•2020: $8 million related to an operating lease right-of-use asset impairment in our North America segment as the asset group was not recoverable based on COVID-19's effect on the subleasing market as well as other asset group specific factors

Capital Structure - Includes investment banking, legal, underwriting, and other fees incurred in connection with private investment and public equity offerings as well as debt issuance fees or debt modification fees to the extent they are not capitalized.

Other items, net -
•2020: Includes a pre-tax gain of $73 million gain on the divestiture of scil, a $6 million mark-to-market adjustment for immaterial put and call options, and a $1 million gain on the deconsolidation of SAHS

Non-GAAP Free Cash Flow (Unaudited)

Free cash flow is a non-GAAP financial measure and should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Free cash flow is the cash the Company generates through its operations, less the cost of expenditures on property and equipment. The Company believes that it is an important measurement since it shows how efficient a company is at generating cash.

Exhibit 99.1

Non-GAAP Free Cash Flow (Unaudited)	Three Months Ended
(In millions)	December 31, 2021	December 31, 2020
Net cash provided by (used for) operating activities	$44	$42
Less: Investments in property, equipment, and software	(22)	(18)
Non-GAAP Free cash flow	$22	$24

Non-GAAP Free Cash Flow (Unaudited)	Years Ended
(In millions)	December 31, 2021	December 31, 2020
Net cash provided by (used for) operating activities	$102	$53
Less: Investments in property, equipment, and software	(60)	(58)
Non-GAAP Free cash flow	$42	$(5)

Investor Contact:
Nicholas Jansen
nicholas.jansen@covetrus.com
(207) 550-8106

Media Contact:
Mona Downey
mona.downey@covetrus.com